EXHIBIT 10.2

SKYWORKS SOLUTIONS, INC.
RESTRICTED STOCK UNIT AGREEMENT
GRANTED UNDER 2026 LONG-TERM INCENTIVE PLAN
Date (the “Grant Date”):
Name (the “Participant”):
Award (the “Award”): restricted stock units

AGREEMENT made on the Grant Date, between Skyworks Solutions, Inc., a Delaware corporation (the “Company”), and the Participant.
For good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.Grant of Award.
This Restricted Stock Unit Agreement (the “Agreement”) evidences the grant by the Company on the Grant Date to the Participant of the Award, subject to the terms and conditions set forth in this Agreement and in the Company’s 2026 Long-Term Incentive Plan (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of the common stock, $0.25 par value per share, of the Company (“Common Stock”) upon the satisfaction of the vesting conditions as provided in Section 2 of this Agreement. The shares of Common Stock that are issuable upon vesting are referred to in this Agreement as “Shares.” No Shares shall be issued by the Company and delivered to the Participant unless, and until, all conditions set forth herein for such issuance and delivery are met. If the Participant does not accept this Award during the period beginning with the Grant Date and ending on the day that is two (2) business days prior to the first applicable vesting date, as set forth in Section 2, then the Award will be forfeited immediately following such period and the Participant will have no further rights with respect to the Award or any Shares issuable thereunder.
2.Vesting Schedule; Forfeiture.
(a)Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the Award shall vest in accordance with the following vesting schedule: twenty-five percent (25%) of the total number of Restricted Stock Units shall vest on the first anniversary of the Grant Date, twenty-five percent (25%) of the total number of Restricted Stock Units shall vest on the second anniversary of the Grant Date, twenty-five percent (25%) of the total number of Restricted Stock Units shall vest on the third anniversary of the Grant Date and twenty-five percent (25%) of the total number of Restricted Stock Units shall vest on the fourth anniversary of the Grant Date, provided the Participant continues to provide active service as an employee of or consultant to the Company and/or its subsidiaries and affiliates on each vesting date. The Company shall have the sole discretion to define what constitutes providing active services for vesting purposes (including whether the Participant may still be considered to be providing services while on a leave of absence in accordance with the Company’s leave policies).
(b)Forfeiture upon Termination of Service. Except as otherwise provided in the Plan, in the event that the Participant ceases to provide services as an employee of or consultant to the Company for any reason or no reason, with or without Cause, all of the Restricted Stock Units that have not yet vested pursuant to Section 2(a) of this Agreement as of the time of such Termination of Service shall be forfeited immediately and automatically, without the payment of any consideration to the Participant, effective as of such Termination of Service. The Participant shall have no further rights with respect to any Restricted Stock Units that are so forfeited. If the Participant is employed by or serves as a consultant to a Subsidiary of the Company, any references in this Agreement to employment or consulting, as applicable, with the Company shall instead be deemed to refer to employment or consulting with such Subsidiary.
3.Issuance of Shares.
(a)Subject to the provisions of this Agreement, any Shares subject to vested Restricted Stock Units shall be issued within 30 days following the applicable vesting date as set forth in Section 2 above. Settlement of Restricted Stock Units shall be in Shares only.
(b)The Company shall not be obligated to issue and deliver the Shares to the Participant on any vesting date, unless the issuance and delivery of the Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state or foreign securities laws and the requirements of any stock exchange upon which the Shares may then be listed.
4.Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, the Award or the Shares subject to the Award (until such Shares have been issued upon vesting of the Award pursuant to Section 3(a) hereof), or any interest therein, except by will or the laws of descent and distribution.
5.Provisions of the Plan; Dividend and Other Shareholder Rights.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan. Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the Restricted Stock Units granted hereunder until the Shares have been issued by the Company and delivered to the Participant.

6.Withholding Taxes; No Section 83(b) Election.
(a)On the date that Shares are to be issued upon vesting of the Award pursuant to Section 3 hereof, the Company shall automatically, and without any action or election by the Participant, withhold a number of Shares having a Fair Market Value on such date equal to the amount sufficient to satisfy the taxes required by law to be withheld, based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided, however, that if the Participant is permitted by the Committee to elect to use a higher withholding rate, the number of Shares withheld shall be based on such higher withholding rate.
(b)The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this Award or the Shares issued hereunder.
7.Miscellaneous.
(a)No Advice Regarding Grant. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan. The Participant acknowledges and agrees that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
(b)No Rights to Continued Service. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing to provide active service to the Company as an employee or consultant at the will of the Company. The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.
(c)Invention Assignment. The Participant agrees that Participant will promptly disclose to the Company any inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, works of authorship (a work), know-how, improvements, discoveries, developments, designs and techniques, whether or not patentable (“Invention” or “Inventions”) that Participant makes, suggests, conceives, devises, discovers, or first actually reduces to practice, solely or jointly with others, during or resulting from said employment, and which further (a) results from or is related to any assignments given to or assumed by Participant or otherwise associated with Participant’s role, scope, function, or responsibilities as an employee and/or employment, or (b) is subject to any contractual obligation of the Company to a third party, or (c) utilized the time, equipment, supplies, facilities, trade secret information, or other assets of the Company, or (d) pertains to any actual, anticipated, or planned Company work, product, research, business activity, roadmap, or any logical or foreseeable extension thereof, and Participant will assign and do hereby assigns to the Company Participant’s entire right, title, and interest (both domestic and foreign, including all intellectual property rights therein and all rights under the International Convention for the Protection of Industrial Property) in and to all such Inventions, and without requiring any further compensation, consideration, or award of any kind from the Company or any third party. Participant further agrees that Participant will at any time, either during or after said employment, at the request and expense of the Company, but without further compensation or consideration to Participant, assist the Company in obtaining, maintaining, and enforcing patents or other intellectual property rights on such Inventions in any and all countries and will execute, acknowledge, and deliver any lawful document or paper and provide any other related information that in the opinion of the Company’s counsel is necessary, desired, or helpful for the Company, including any patent application, assignment, license, or any paper, including in connection with any contractual obligation, litigation, or controversy, pertaining to any such Invention or any patent issuing thereon.
(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(e)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
(f)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
(g)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.
(h)Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(i)Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of Delaware.

(j)Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
(k)Section 409A. This Agreement is intended to be exempt from, or compliant with, Section 409A and shall be interpreted and construed consistently therewith. Notwithstanding the foregoing, in no event shall the Company have any liability to the Participant or to any other person in the event that the Agreement is determined to not be exempt from or compliant with Section 409A.
(l)Unfunded Rights. The right of the Participant to receive Shares pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
Skyworks Solutions, Inc.
______________________
Philip Brace
Chief Executive Officer and President

Participant (Signature):____________________
Print Name ______________________________